FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE NINE MONTHS
	ENDED SEPTEMBER 30
	2006	2005

Assets	$320,227	$319,412
Net loans	$227,296	$216,133
Securities	$72,476	$72,148
Deposits	$249,605	$255,745
Shareholders’ equity	$34,553	$36,392
Net income	$2,264	$1,970
Earnings per share	$0.89	$0.74
Book value per outstanding share	$13.82	$13.76
KEY RATIOS

	AT OR FOR THE NINE MONTHS
	ENDED SEPTEMBER 30
	2006	2005

Return on average assets	0.95%	0.84%
Return on average equity	8.69%	7.24%
Net interest margin (tax equivalent)	4.46%	4.28%
Loans to deposits	92.07%	85.47%
Allowance for loan loss to total loans	1.10%	1.12%
Shareholders’ equity to total assets	10.79%	11.39%
Efficiency ratio	69.32%	70.96%
DIRECTORS

Robert K. Baker	Jeffery A. Robb, Sr.
Chairman

Ronald E. Holtman	Samuel M. Steimel

J. Thomas Lang	Eddie L. Steiner

Daniel J. Miller	John R. Waltman
EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer
Rick L. Ginther
President and Chief Executive Officer,
The Commercial & Savings Bank
Paul D. Greig
Chief Operations/Information Officer
Paula J. Meiler
Chief Financial Officer
STOCK PERFORMANCE & DIVIDENDS

QUARTER	TRADE PRICE		CLOSING	CASH DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED
12/31/04	21.00	19.65	20.00	0.13
3/31/05	21.40	19.85	20.25	0.14
6/30/05	21.15	20.05	20.50	0.14
9/30/05	22.55	20.35	22.35	0.14
12/31/05	25.00	21.00	21.00	0.14
3/31/06	21.25	20.50	20.90	0.16
6/30/06	20.87	20.00	20.40	0.16
9/30/06	20.75	18.70	19.00	0.16
ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol — CSBB.0B
STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948
Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:
Paula J. Meiler
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

TO OUR SHAREHOLDERS
Dear Shareholder:
We are pleased to report the Company recorded unaudited net income of $813 thousand in the third quarter, 18% above the results of third quarter 2005. Basic and diluted earnings per share were $.32 for the three months ended September 30, 2006, versus $.26 in third quarter 2005, an increase of 23%. For the nine months ended September 30, net income of $2.26 million is 15% ahead of same period results in 2005.
Based on the above performance, your board of directors declared a third quarter dividend of $.16 per share, which represents an increase of 14%, or $.02 per share over the third quarter dividend of the prior year.
Net interest income and noninterest income both increased in the third quarter, compared to the same period last year, and our efficiency ratio continued to improve. Net interest margin declined slightly, by three basis points, to 4.40% from 4.43% for the quarter ending September 30, 2005. We anticipate increasing pressure on interest margins, but believe we remain positioned to compete effectively on both loan and deposit offerings while yielding strong core earnings.
Balance sheet growth continues to be a challenge, especially in the area of core deposits. At September 30, total assets of $320 million are .25% above year ago levels, with net loans up 5.1%. Total deposit and repurchase agreement balances have grown 1.2%. The lag in deposit growth versus loan growth has been primarily funded through short-term borrowings.
Overall economic activity in our market area has maintained a steady tone this year without signs of significant growth. The Federal Reserve paused its cycle of raising targeted rates during the third quarter. We do not expect current economic conditions or current interest rate levels to drive any noticeable deterioration in the quality of our loan portfolio. Loan charge-offs remain at modest levels compared to historical norms, and we believe our loan loss reserve is appropriately funded for current portfolio risk.
Our customer relationship efforts remain focused on enhancing products and services valued by current and potential customers. As an example, during the fourth quarter we will introduce Remote Deposit Capture Service using electronic check and imaging technology for our business customers’ operating and deposit convenience. This new product will also allow us to expand our market reach as business customers will be able to deposit their customers’ checks remotely from their place of business.
On October 5, 2006 we announced plans, pending regulatory approval, to open a new banking center in March 2007 near Orrville, Ohio. From this location, we intend to provide a full array of banking services to customers located primarily in the area encompassing the Orrville, Dalton, Apple Creek and Kidron communities. The new banking center, which will be located in leased space in a new building on State Route 57 just north of U.S. Route 30, represents the next step in our strategic plan of sustainable growth while maintaining a strong community banking identity.
The directors, officers and employees of CSB remain committed to building financial value for you, our shareholders. We appreciate your support and we welcome your comments at any time.
Sincerely,

ROBERT K. BAKER	EDDIE L. STEINER
Chairman	President and CEO
CSB Bancorp, Inc.	CSB Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	SEPTEMBER 30
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	2006	2005

ASSETS:
Cash and due from banks	$10,547	$12,030
Federal funds sold	—	8,100
Securities	72,476	72,148
Net loans	227,296	216,133
Premises and equipment, net	7,432	7,804
Other assets	2,476	3,197

TOTAL ASSETS	$320,227	$319,412

LIABILITIES:
Deposits	$249,605	$255,745
Securities sold under agreements to repurchase	22,122	12,659
Federal funds purchased	9,300	—
Other borrowings	2,594	13,184
Other liabilities	2,053	1,432

TOTAL LIABILITIES	$285,674	$283,020

SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,421	6,414
Retained earnings	15,803	14,217
Treasury stock	(3,691)	(627)
Accumulated other comprehensive income (loss)	(654)	(286)

TOTAL SHAREHOLDERS’ EQUITY	$34,553	$36,392

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$320,227	$319,412

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	2006	2005	2006	2005

INTEREST INCOME:
Interest and fees on loans	$4,326	$3,730	$12,295	$10,558
Interest on securities	830	695	2,569	2,059
Other interest income	—	47	7	48

TOTAL INTEREST INCOME	5,156	4,472	14,871	12,665

INTEREST EXPENSE:
Interest on deposits	1,440	1,103	3,880	2,966
Other interest expense	421	155	1,129	528

TOTAL INTEREST EXPENSE	1,861	1,258	5,009	3,494

Net interest income	3,295	3,214	9,862	9,171
Provision for loan losses	75	71	222	283

Net interest income after provision for loan losses	3,220	3,143	9,640	8,888
Noninterest income	648	539	1,979	1,626
Gain on sale of securities	—	—	—	247
Noninterest expense	2,676	2,709	8,320	8,020

Net income before federal income taxes	1,192	973	3,299	2,741
Federal income tax provision	379	283	1,035	771

NET INCOME	$813	$690	$2,264	$1,970

EARNINGS PER SHARE	$0.32	$0.26	$0.89	$0.74